Exhibit 99.1

Depomed

Investor Quarterly

A message from our CEO, Carl A. Pelzel

September 22, 2008

Shareholders and Friends of Depomed,

We are excited to announce that our Gabapentin GR® Phase 3 registration program in menopausal hot flashes is officially underway. The enrollment and dosing of the first patient in Breeze 1, the first of two pivotal Phase 3 trials in menopausal hot flashes, occurred on September 17. The program is described in greater detail below.

Gabapentin GR® in menopausal hot flashes.

We believe that Gabapentin GR could become the first single-agent, safe, effective, non-hormonal and non-antidepressant treatment to address menopausal hot flashes. The market for hormone replacement treatments has lost forty million annual prescriptions since the Women's Health Initiative trials were stopped in 2002.

In June, we held a successful end-of-Phase 2 meeting with the FDA in which we achieved agreement on the design of our Phase 3 registration program for Gabapentin GR in menopausal hot flashes and the doses to be tested. The program, which began on September 17, will include two randomized, double blind, placebo controlled studies of approximately 540 patients per study.

The design of the program is consistent with the FDA's guidance on vasomotor symptom studies, which includes recommendations as to study duration, primary efficacy endpoints, and inclusion and exclusion criteria – please see trial design on chart 2 and next page.

Gabapentin GR® in postherpetic neuralgia.

The new PHN Phase 3 study that we started in March is progressing well. It has a single 1800mg once daily active arm and is enrolling 450 patients. Patient enrollment is ongoing in the US, Russia and will commence in Argentina soon. We are including clinical sites in Russia and Argentina in addition to US sites to accelerate enrollment and also possibly recruit a more symptomatic population of patients.

We are glad to have signed up Santarus, which has a motivated team of 300 seasoned sales representatives in the US, as our promotion partner for Glumetza. They are beginning promotion in the fourth quarter which comes at the right time now that we launched the 1000mg tablet in June and have made significant progress on the managed care front.

Our pipeline is advancing thanks in part to a preclinical grant from The Michael J. Fox Foundation to support our Levodopa/Carbidopa program in Parkinson's Disease. Through our initial formulation work, we believe that a Depomed formulation has the potential to significantly extend Levodopa's release compared to currently available Sinemet CR. Conceptually, our target delivery profile could smooth out blood level fluctuations and thereby address one of the major unmet needs in the current treatment of Parkinson's Disease.

With the growth of our pipeline, we have introduced a new numbering system to designate our various programs so that we can communicate about the number of programs we are pursuing and the therapeutic area before we decide to divulge the program specifics. The designations for our publicly disclosed programs are as follows:

-Gabapentin GR in PHN	➔	DM-1796
-Gabapentin GR in Hot Flashes	➔	DM-5689
-Omeprazole GR	➔	DM-3458
-Levodopa/Carbidopa	➔	DM-1992

Sincerely,

Carl A. Pelzel
President and CEO

Chart 1: Depomed Quarterly Ending Cash ($M)



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Note: Q2:08 cash does not include the $12M upfront from Santarus or the $5.6M drawdown of the second tranche received in Q3:08

Please see note regarding forward-looking statements and risk factors on next page.

Chart 2: Hot Flash Phase 3 Trial Design 4 wks 12 wks 6 mths Placebo Breeze 1 1200mg Study 1800mg 4 wks 12 wks Placebo Breeze 2 1200mg Study 1800mg Primary efficacy endpoints (reductions in frequency and severity) Chart 3: Branded Metformin Market TRx Volume 50000 40000 Volume30000 20000 TRx 10000 Jan-07 Feb-07 Mar-07 Apr-07 May-07 Jun-07 Jul-07 Aug-07 Sep-07 Oct-07 Nov-07 Dec-07 Jan-08 Feb-08 Mar-08 Apr-08 May-08 Jun-08 Jul-07 Fortamet Glucophage Glucophage XR Glumetza *Source: IMS Health Gabapentin GR Registered Hot Flash Phase 3 Trial Design  Two randomized, double-blind, placebo-controlled studies of approximately 540 patients per study  In each study, patients are evenly randomized into three treatment arms Placebo 1200mg Gabapentin GR dosed once daily 1800mg Gabapentin GR dosed 600mg in the morning and 1200mg in the evening • The first study – Breeze 1 – has a 6-month stable treatment duration with assessment of efficacy at 4 and 12 weeks, and in addition assesses persistence of efficacy at 6 months.  The second study – Breeze 2 – has a 3-month stable treatment duration with assessment of efficacy at 4 and 12 weeks only • Primary efficacy endpoints in both studies are reductions in the mean frequency of moderate to severe hot flashes and the average severity of hot flashes after 4 and 12 weeks of stable treatment Rationale of Phase 3 trial design: • The respective dosing was chosen because the 1800mg dose displayed an optimum balance of efficacy and side effects while the 1200mg was the lowest dose with a trend towards efficacy with low side effects in our small Phase 2 study  If the results of the Phase 2 study are repeated in both large Phase 3 studies, both doses will show significant improvement over placebo  Assuming a patient population similar to the patients in our Phase 2 study, we estimate that the Phase 3 studies are powered to detect statistically significant differences relative to placebo in frequency of approximately two moderate to severe hot flashes per day after both 4 and 12 weeks of stable treatment NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS. Statements in this newsletter that are not historical facts are forward-looking statements that involve risks and uncertainties. The inclusion of forward-looking statements, including those related to expectations regarding potential business transactions, financial matters, clinical development programs, and potential benefits of our products and product candidates, should not be regarded as a representation that any of our plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation, risks and uncertainties related to: our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; our ability to successfully commercialize our products; the success of our collaborative arrangements with development and commercialization partners; and other risks detailed in our filings with the Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to revise or update this newsletter to reflect events or circumstances that occur after the date of this release. Investment in our common stock involves a high degree of risk. This newsletter is not intended to be, and is not, a prospectus. You should review our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Report on Form 10-Q or Current Report on Form 8-K before making any investment decision related to our securities. You should pay particular attention to the “Risk Factors” sections in the Form 10-K and Form 10-Q. Each of the risks described in those documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of any investment you may have in our securities.